Exhibit 99.1

Investor Contact: John Morgan (859) 232-5568 jmorgan@lexmark.com Media Contact: Jerry Grasso (859) 232-3546 ggrasso@lexmark.com

Lexmark announces resumption of share repurchase program

Enters into an initial transaction to repurchase $125 million worth of shares

LEXINGTON, Ky., Aug. 2, 2011 – Lexmark International, Inc. (NYSE: LXK) today announced it has resumed its share repurchase program authorized by its Board of Directors in May 2008. The company anticipates repurchasing $250 million of its outstanding shares in the second half of 2011.

“Lexmark remains focused on driving value for our shareholders,” said Paul Rooke, Lexmark chairman and chief executive officer. “Our balance sheet and cash flow remain strong, which gives us the flexibility to continue to invest in strategic acquisitions to grow our software and solutions business, while at the same time return excess U.S. cash to our shareholders through our share repurchase program.”

The company signed an initial accelerated share repurchase agreement to repurchase $125 million of outstanding shares on July 28, 2011. Following this initial $125 million transaction, the company has approximately $366 million of share repurchase authority remaining under the share repurchase program, which has no expiration date.

The payment of the anticipated $250 million repurchase of shares for the second half of 2011 will be funded from available U.S. cash.

Under this program, the company may make additional repurchases of shares in both open market and privately negotiated transactions. The repurchase authorization provides management with the flexibility to make purchases at its discretion without target price or timetable constraints. The share repurchase authorization also does not obligate the company to acquire any specific number of shares in any period, and may be modified, suspended or discontinued at any time without notice to shareholders.

About Lexmark

Lexmark International, Inc. (NYSE: LXK) provides businesses of all sizes with a broad range of printing and imaging products, software, solutions and services that help customers to print less and save more. Perceptive Software, a stand-alone software business within Lexmark, is a leading provider of enterprise content management software that helps organizations easily manage the entire lifecycle of their documents and content, simplifying their business processes, and fueling greater operational efficiency. In 2010, Lexmark sold products in more than 170 countries and reported more than $4 billion in revenue.

To learn more about Lexmark, please visit www.lexmark.com. For more information on Perceptive Software, please visit www.perceptivesoftware.com.

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